Exhibit 99.2

News Release

For Release on June 28, 2005

Contact:	Steve R. Roth, CFO	Stan Piekos, CFO
Company:	Rudolph Technologies, Inc.	August Technology
Phone:	(973) 448-4302	(952) 259-1672
E-mail:	sroth@rudolphtech.com	stan.piekos@augusttech.com

Contact:	Jana Clerico	Megan Andrada, Communications
Company:	Rudolph Technologies, Inc.	August Technology
Phone:	(973) 448-4316	(952) 259-1647
E-mail:	jclerico@rudolphtech.com	megan.andrada@augusttech.com

RUDOLPH TECHNOLOGIES AND AUGUST TECHNOLOGY CORPORATION
ANNOUNCE AGREEMENT TO MERGE

Flanders, NJ, and Bloomington, MN, June 28, 2005 – Rudolph Technologies, Inc. (Nasdaq: RTEC) a leading provider of process control equipment for thin film measurement and macro defect inspection announced today that it has signed a definitive merger agreement with August Technology Corporation (Nasdaq: AUGT), a leading supplier of inspection and defect analysis solutions for the microelectronic industries.  The transaction has been unanimously approved by the board of directors of both companies, is subject to customary regulatory approvals and shareholder vote of each company, and is expected to close in the fourth quarter of 2005.

The combined company, which will continue to be known as Rudolph Technologies, Inc., will be one of the largest semiconductor inspection and metrology companies serving nearly every major chip manufacturer and assembly and test company.

Under the terms of the agreement, each August shareholder will receive either $10.50 per share in cash or $10.50 per share in Rudolph stock (based upon the exchange ratio pursuant to the agreement of 0.7625x and the closing price of Rudolph stock on June 27, 2005), reflecting an aggregate consideration of approximately $193 million.  Each August shareholder will have the option to elect to receive cash or stock, subject to proration and allocation, based on the total cash and shares available in the merger.  The agreement requires that the total consideration for the transaction will include a minimum of $37.2 million and a maximum of $60.0 million of cash subject to shareholder election.  At the minimum amount of $37.2 million in cash, the aggregate consideration implies approximately $2.06 per share in cash and an exchange ratio of 0.6128x in stock.  At the maximum amount of $60.0 million of cash, the aggregate consideration implies approximately $3.32 per share in cash and an exchange ratio of 0.5211x in stock.  In the allocation process, shareholders who make an election will receive priority to have their request for cash or stock fulfilled over shareholders who do not make an election.

After the closing of the merger, Paul McLaughlin will continue as Chairman and CEO and Steven Roth will remain Chief Financial Officer.  Jeff O’Dell, current Chief Executive Officer of August, will join Rudolph’s Board of Directors, and Stan Piekos, current Chief Financial Officer of August, will become Rudolph’s Chief Corporate Development Officer.  The Company’s Board will increase to 12 people, including 8 members from Rudolph, 3 members from August, and 1 additional Board member to be jointly appointed.

“We believe this merger creates exciting upside opportunities for our customers, our shareholders and our employees,” said Paul F. McLaughlin, Chairman and CEO of Rudolph Technologies.

“As a combined entity, we are better positioned to offer our customers complete inspection and metrology solutions for front-end and back-end wafer processing.  The merger also strengthens our financial position as we expect to enjoy substantial cost efficiencies and revenue synergies, while leveraging increased scale and a stronger market presence.  Looking forward, we intend to continue pursuing profitable growth in existing and new markets as well as become an industry consolidator by leveraging our stronger position in the semiconductor capital equipment market.”

Commenting on the merger agreement, Jeff O’Dell, August Technology’s co-founder, Chairman and CEO, added, “After thorough due-diligence, we believe a merger with Rudolph will drive the greatest value for all stakeholders.  As a combined entity, we are stronger and more efficient, and our prospects for growth are increased.  This is a unique opportunity for the shareholders of August and Rudolph to participate in the upside potential of a new leader in metrology and inspection solutions.  I am very pleased with today’s merger and excited about the prospects for The New Rudolph.”

Stan Piekos, August Technology Chief Financial Officer added, “The significant role of the August management team will provide continuity for August’s customers and our employees. This transaction allows our shareholders a greater ability to participate in the accelerated growth potential of the combined company.  These are some of the compelling reasons for merging with Rudolph which we believe would not be available from other potential opportunities, including KLA-Tencor.”

Mr. Piekos concluded, “August is concerned that an August/KLA-Tencor transaction would involve significant antitrust risk, including a lengthy investigation by the Department of Justice, which in turn could prevent any proposed transaction from closing.  This could cause substantial uncertainty for August, its customers, employees and vendors and ultimately hurt shareholder value.”

The New Rudolph will be headquartered in Flanders, NJ and maintain two centers of excellence; the inspection business based in Bloomington, MN and the metrology business based in New Jersey.

On a pro forma basis, the combined company would have trailing twelve month ended March 31, 2005 revenues of approximately $160 million and a base of approximately 600 employees.  The merger is expected to be accretive to Rudolph’s earnings within the first year.

Piper Jaffray & Co. has acted as financial advisor and Latham & Watkins has acted as legal advisor to Rudolph Technologies.  Needham & Company has acted as financial advisor and Fredrikson & Byron has acted as legal advisor to August Technology.

Conference call

Rudolph and August will host a conference call today at 11:30am EST to discuss this agreement and answer questions.

Tuesday, June 28, 2005

11:30 a.m. (Eastern Time)

Dial-in Number (domestic) 800-254-5933 or (international) 973-409-9255

The call will also be broadcast live over the Internet. To access the live webcast, please visit www.rudolphtech.com or www.augusttech.com.  Go to the Web site at least fifteen minutes prior to the call to register, download and install and necessary audio software. Following the conference call, a replay will be available at (domestic) 877-519-4471 or (international) 973-341-3080 (pin number: 6229674) and additional information will be posted on both the Rudolph and August Web sites.

About Rudolph Technologies, Inc.

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology and defect inspection systems used by semiconductor device manufacturers. The Company’s products provide a full-fab solution through its families of proprietary systems, which are used throughout the device manufacturing process. Rudolph’s product development has successfully anticipated and addressed many emerging trends that are driving the semiconductor industry’s growth in order to enhance the competitiveness of its products in the marketplace. The Company’s success in creating complementary metrology and inspection applications through aggressive research and development is key to Rudolph’s strategy for continued technological and market leadership.

About August Technology

August Technology’s automated inspection and data analysis solutions provide critical product and process enhancing information, which enables microelectronic device manufacturers to drive down costs and time to market.  With the first all-surface advanced macro inspection solution, August Technology has incorporated frontside, backside and wafer edge inspection in a single system.  Following detection August Technology’s decision tools correlate the defect data across surfaces and provide the comprehensive information necessary for device manufacturers to make process-enhancing decisions.  Headquartered in Bloomington, Minnesota, August Technology supports its customers with a worldwide sales and service organization.  Additional information can be found on the company’s web site at www.augusttech.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “would,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of those words and other comparable words. Rudolph and August wish to take advantage of the “safe harbor” provided for by the Private Securities Litigation Reform

Act of 1995 and you are cautioned that actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the control of Rudolph and August. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to: (1) cyclicality of the semiconductor industry; (2) customer concentration; (3) introduction of new products by Rudolph’s competitors; (4) sole or limited sources of supply; (5) the merger agreement and the transactions contemplated thereby may not be approved by the companies’ shareholders; (6) Rudolph and August may be unable to obtain regulatory approvals required for the transaction, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on the combined company or cause the companies to abandon the transaction; (7) conditions to the closing of the transaction may not be satisfied; (8) the businesses of Rudolph and August may not be integrated successfully, which may result in the combined company not operating as effectively and efficiently as expected or such integration may be more difficult, time-consuming or costly than expected; (9) expected combination benefits from the merger may not be fully realized or realized within the expected time frame; (10) revenues following the merger may be lower than expected; (11) costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the consummation of the merger, or the effects of purchase accounting may be different from the companies’ expectations; (12) the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; (13) the businesses of the companies may suffer as a result of uncertainty surrounding the transaction; (14) the industry may be subject to future regulatory or legislative actions that could adversely affect the companies; (15) the impact of the slowdown in the overall economy; (16) uncertainty of the current global political environment; (17) the potential for terrorist attacks; (18) changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments; (19) the timing of revenue recognition of shipments; (20) changes in or an inability to execute our business strategy; (21) unanticipated manufacturing or supply problems and (22) changes in tax rules.  Rudolph cannot guarantee future results, levels of activity, performance, or achievements.  Additional factors that may affect the future results of Rudolph and August are set forth in their respective Form 10-K reports for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission (“SEC”), which are available at http://www.sec.gov, the SEC’s website, and at the companies’ websites, which are http://www.rudolphtech.com and http://www.augusttech.com, respectively.  These factors are updated from time to time through the filing of reports and registration statements with the SEC.

Additional Information and Where to Find It

In connection with the proposed transaction, a registration statement of Rudolph Technologies, Inc., which will include a joint proxy statement of Rudolph and August, and other materials, will be filed with the SEC.  WE URGE INVESTORS TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RUDOLPH, AUGUST AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the registration statement and joint proxy statement (when available) as well as other filed documents containing information about Rudolph and August at http://www.sec.gov, the SEC’s website. Free copies of Rudolph’s SEC filings may also be obtained at http://www.rudolphtech.com, and free copies of August’s SEC filings may be obtained from August’s website at http://www.augusttech.com.

Participants in the Solicitation

Rudolph, August and their respective executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Rudolph’s stockholders or August’s shareholders with respect to the proposed transaction. Information regarding the officers and directors of Rudolph is included in its definitive proxy statement for its 2005 Annual Meeting filed with the SEC on April 22, 2005. Information regarding the officers and directors of August is included in its definitive proxy statement for its 2005 Annual Meeting filed with the SEC on April 29, 2005. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the registration statement and joint proxy statement and other materials to be filed with the SEC in connection with the proposed transaction.

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